EXHIBIT 99.1

ASHFORD INC.
First Quarter 2018 Conference Call
May 4, 2018
11 a.m. CT

Introductory Comments - Joe Calabrese

Good day everyone and welcome to today’s conference call to review results for Ashford Inc. for the first quarter of 2018 and to update you on recent developments. On the call today will be: Monty Bennett, Chairman and Chief Executive Officer; Rob Hays, Co-President and Chief Strategy Officer, Deric Eubanks, Chief Financial Officer; and Jeremy Welter, Co-President and Chief Operating Officer. The results as well as notice of the accessibility of this conference call on a listen-only basis over the Internet were distributed yesterday afternoon in a press release that has been covered by the financial media.

At this time, let me remind you that certain statements and assumptions in this conference call contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to numerous assumptions, uncertainties and known or unknown risks, which could cause actual results to differ materially from those anticipated. These risk factors are more fully discussed in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements included in this conference call are only made as of the date of this call and the Company is not obligated to publicly update or revise them.

In addition, certain terms used in this call are non-GAAP financial measures, reconciliations of which are provided in the Company’s earnings release and accompanying tables or schedules, which have been filed on Form 8-K with the SEC on May 3, 2018 and may also be accessed through the Company’s website at www.ashfordinc.com. Each listener is encouraged to review those reconciliations provided in the earnings release together with all other information provided in the release. Also, unless otherwise stated, all reported results discussed in this call compare the first quarter of 2018 with the first quarter of 2017.

I will now turn the call over to Monty Bennett. Please go ahead sir.

Introduction - Monty Bennett

Good morning. We are pleased to present our financial results for the first quarter of 2018. I will begin by giving a brief overview of the Company and discuss our performance highlights and then Rob will discuss the recently announced agreement to acquire Remington’s project management business. Afterward, Deric will review our financial results, then Jeremy will provide an update regarding our strategic investments in Pure Rooms, OpenKey, J&S, Lismore Capital and RED Hospitality & Leisure as well as other initiatives, and then we will take your questions.

We delivered strong financial and operating performance for the first quarter - driving significant growth in revenues -- and we are pleased with the groundwork we are laying for the continued success of our platform. For the first quarter, revenues increased by 270% over the prior year period, and we reported Adjusted EBITDA of $5.4 million and Adjusted Net Income of $4.6 million. Looking ahead, we are well positioned for further growth and, as mentioned last quarter, we expect that a lower tax rate will have a significant positive impact on our earnings in 2018 and future years.

Our strategy is built around our ability to leverage the combined expertise of our management team to both grow our Company and the platforms we advise. I believe we have the most highly aligned, stable and effective management team in the hospitality industry. Acting like shareholders has always distinguished us from others in our industry. We consider it one of our main competitive advantages and a primary reason for our superior performance.

Ashford currently advises two publicly-traded REIT platforms, Ashford Trust and the recently rebranded Braemar Hotels & Resorts, which together have 131 hotels with approximately 29,000 rooms and approximately $7.4 billion of gross assets as of March 31, 2018.

Ashford has a high-growth, fee-based business model with a diversified platform of multiple fee generators. We believe it is a scalable platform with attractive margins. Additionally, it has a very stable cash flow base as the advisory agreements with the REITs stipulate that the minimum base fee can’t drop by more than 10% from the previous year’s base fee.

Currently, our Company is focused on three areas of growth. First, we would like to accretively grow our existing REIT platforms. Second, as part of our growth strategy, we would like to add additional investment platforms, and third, through our service business initiatives we are working diligently on opportunities to buy, invest in or incubate businesses related to the hospitality industry, such as OpenKey, Pure Rooms, J&S, Lismore Capital, and our most recent acquisition, RED Hospitality & Leisure. Then, through our connections and our relationships with our advised REIT platforms and leveraging our asset management expertise, we can accelerate their growth dramatically.

In the first quarter, we acquired an 80% stake in RED Hospitality & Leisure, a leading provider of watersports activities and other travel & transportation services in the U.S. Virgin Islands for approximately $1 million in cash. We see a tremendous opportunity for growth of this business as we expand the breadth of services they offer and bring their services to other hotels.

We also continue to be excited about our investments in J&S, OpenKey and Pure Rooms. All of these businesses saw significant growth in 2017 and we expect each of them to perform well in 2018. Jeremy will be providing a more detailed update on all of these investments in a few minutes.

We have a revolutionary fee structure in place with Trust and Braemar that incentivizes shareholder value creation. With the base fee driven by share price performance, and the incentive fee based on total shareholder return outperformance versus peers, this management team’s primary focus is to maximize returns in our REIT platforms.

Looking ahead, we are very excited about the proposed acquisition of the project management business of Remington and we are optimistic about the prospects for our two-managed REIT platforms. Additionally, we see great opportunity for this platform to grow and deliver superior returns to our shareholders by adding additional investment platforms as well as investing in or incubating other hospitality related businesses.

I will now turn the call over to Rob.

Project Management - Rob Hays

Thanks, Monty.

As Monty mentioned, on April 9, we announced that we signed a definitive agreement to acquire Remington’s Project Management business for $203 million. The transaction, which does not require a private letter ruling from the Internal Revenue Service, is expected to close during the third quarter of 2018. The consideration for the acquisition is convertible preferred stock in Ashford Inc. that is convertible at a stock price of $140 per share, a substantial premium to our current trading level, which illustrates the seller’s conviction in the future growth prospects for the Company. From an operating perspective, Remington’s high-margin project management business will immediately add scale, diversification and an enhanced competitive position in the hospitality industry while also expanding the breadth of services we offer to our managed REITs. Additionally, with deep industry experience and long-term contracts in place, we believe this transaction represents a compelling opportunity for Ashford to diversify its earnings stream and, moving forward, the potential to expand business to other third-party clients. As background, Remington’s Project Management business provides comprehensive and cost-effective design, development, and project management services for both Remington managed hotels as well as external partners. It provides project oversight, coordination, planning, and execution of renovation, capital expenditure or ground-up development projects. Its operations are responsible for managing and implementing substantially all capital improvements at Ashford Trust and Braemar. Additionally, it has extensive experience working with many of the major hotel brands in areas of renovating, converting, developing or repositioning hotels.

In 2017, Remington Project Management had revenues of approximately $29.0 million and adjusted EBITDA of approximately $16.3 million. The transaction is expected to be immediately accretive to Ashford’s adjusted net income per share. In summary, we believe this is a terrific opportunity for Ashford to rapidly build our operating scale, increase the breadth of services provided to our managed REITs and other hospitality companies, and increase our earnings potential.

I will now turn the call over to Deric.

Financial Review - Deric Eubanks

Thanks, Rob.

Net loss attributable to the Company for the quarter was $5.7 million, or $2.84 per diluted share, compared with a net loss of $2.4 million, or $1.34 per diluted share, for the prior year period.

For the first quarter, total revenues were $48.2 million, reflecting a 270% growth rate over the prior year.

Adjusted EBITDA for the quarter was $5.4 million compared with $5.1 million for the prior year period, reflecting a growth rate of 6%.

Adjusted net income for the quarter was $4.6 million, or $1.71 per diluted share, compared with $4.4 million, or $1.92 per diluted share, for the prior year period.

At the end of the first quarter, the Company had $30.8 million in corporate cash and we currently have a fully diluted equity market capitalization of approximately $250 million.

Also, as of March 31, 2018, the Company had 2.7 million fully diluted total shares of common stock and units outstanding. We currently have 2.1 million common shares, 0.2 million common shares earmarked for issuance under our deferred compensation program and the balance relates to the GAAP treatment for in-the-money stock options and put options associated with the minority interests of our strategic investments.

I will now turn the call over to Jeremy to discuss our investments in OpenKey, Pure Rooms, J&S, Lismore Capital, RED Hospitality & Leisure and other initiatives.

Asset Management - Jeremy Welter

Thank you Deric.

We are excited to provide updates on our Hospitality Products & Services businesses. To explain this strategy more fully: our Products and Services initiative is a unique investment strategy in the hospitality industry, whereby we strategically invest in operating companies that service the industry and we act as an accelerator to grow these companies. In doing this, we are able to establish synergies for our hotel platforms; providing attractive pricing and higher levels of service than they would otherwise receive from a third-party vendor. We are also able to quickly grow the companies in which we invest in a number of ways: by referring them to the hotels in our managed REITs, by leveraging our vast industry relationships, and by consulting on best practices.

First, let me discuss the recently announced planned acquisition of Remington’s Project Management Business. As Rob mentioned, from an operating perspective, Remington’s high-margin project management business will immediately add scale, diversification and an enhanced competitive position in the hospitality industry while also expanding the breadth of services we offer to our managed REITs. Remington’s Project Management has overseen over a billion dollars of capital investments and has won multiple awards from the major hotel brands for their excellence in renovations and repositionings. So we are acquiring a very successful business and are excited about the growth prospects for this business as we seek to expand it by providing these services for other third parties. We believe this is a terrific opportunity for Ashford to rapidly build our operating scale, increase the breadth of services provided to our managed REITs and other hospitality companies, and increase our earnings potential.

As previously announced, we acquired a controlling interest in RED Hospitality & Leisure, a leading provider of watersports activities and other travel & transportation services in the U.S. Virgin Islands in the first quarter. RED Hospitality has already begun limited ferry operations between St. Thomas and St. John and expects to capitalize on new contracts and charter business as the Virgin Islands resorts begin to reopen in the second half of this year and into early 2019. To that end, RED Hospitality generated $256,000 of revenue and $86,000 of Adjusted EBITDA in the first quarter during the Company’s first period of ownership. We remain excited for the future prospects of RED Hospitality as we see many potential opportunities to expand this business into several other hotels in our advised REIT platforms.

Additionally, we are pleased to provide an update on Lismore Capital, which has been providing debt placement services to our advised REIT platforms since the third quarter of 2017. These are services, which otherwise would have been provided by third parties, for Ashford Trust and Braemar on competitive pricing terms related to property-level debt financings. During the quarter, Lismore Capital generated $632,000 of debt placement fee revenues resulting in $1.8 million in total revenues in the past three quarters. We remain excited about the prospects for future growth at Lismore Capital.

Furthermore, we are excited to provide an update on J&S Audio Visual, a leading single-source solution for meeting and event needs with an integrated suite of audio visual services, including show & event services, hospitality services, creative services, and design & integration. In the first full quarter since the acquisition of our controlling interest, revenue growth was 21% and Adjusted EBITDA growth was 29% as compared to the prior year period. First quarter growth was largely supported by third-party business which saw 17% growth in revenue highlighted by one of the best months in the company’s history. Since our investment in November 2017 through the end of the first quarter, revenues increased $5.7 million, or 21%, and Adjusted EBITDA increased $1.6 million, or 60%, over the prior year period. Additionally, J&S executed three new hotel contracts during the first quarter. As of the end of the first quarter, J&S had multi-year contracts in place with 67 hotels and convention centers in addition to regular business representing over 2,500 annual events and productions, 500 venue locations, and 650 clients. Going forward, we see a tremendous opportunity for integrating J&S into more hotels in the U.S. and internationally given the company’s outstanding reputation as a premium service provider relative to similar competitors in the industry. We will continue to leverage the know-how and deep relationships of the J&S management team, acquired over years of experience, along with our extensive knowledge and contacts in the hospitality industry to accelerate and fuel long-term growth.

We also wanted to provide an update on our investment in the hospitality focused mobile key platform, OpenKey. The company continues to expand its platform with growth from OpenKey China as well as securing an additional asset level contract with yet another hotel brand, Yotel, increasing the company’s access to 15 hotel brands and portfolios. OpenKey remains as the industry leader in interfaces with major lock manufacturers with access to thousands of hotels worldwide through its exclusive offerings with Preferred Hotels and World Hotels and its integration with InnDependent Boutique Collection, a hotel technology platform used worldwide. The company also continues to be supported by its office in Guadalajara, Mexico which has been instrumental for growth in Mexico, Costa Rica, and Colombia as well as independent resellers currently serving in 14 different countries. In the first quarter, revenue growth was 1,176% compared to the prior year period and 71% relative to the fourth quarter of 2017. The company has now achieved five consecutive quarters of revenue growth dating back to the first quarter of 2017 with the first quarter of 2018 at an all-time high of 1,176% year-over-year. We remain optimistic for the growth outlook of OpenKey.

I would also like to provide an update on our investment in Pure Rooms, a leading provider of hypo-allergenic rooms in the hospitality space. We have seen a growing demand for health and wellness offerings in the hospitality industry, and we believe that the investment in Pure Rooms will allow us to bring our industry knowledge and expertise, as well as our managed asset base, to the company in order to optimize growth synergistically. The company currently has contracts in place with 174 hotels representing approximately 2,600 rooms throughout the United States, including 55 Ashford asset-managed hotels. Going forward, we anticipate that we will be able to drive significant growth and value creation at Pure Rooms by not only integrating the product into additional Ashford Trust and Braemar hotels that we asset manage but also by gaining traction into additional non-Ashford hotels because we believe the value proposition for adding Pure Rooms to a property is very compelling. We have found that hotel rooms participating in this program typically achieve a significant rate premium per night and typically experience returns of between 50% and 70% on their investment.

We continue to remain active in evaluating additional investments in operating companies and we hope to share some more details on that front in the upcoming quarters.

That concludes our prepared remarks and we will now open the call up to your questions.

Monty Bennett

Thank you for joining us on our first quarter earnings call and we look forward to speaking with you again on our next call.

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